Exhibit 99.1

Acadia Realty Trust Reports First Quarter 2009 Operating Results

NEW YORK--(BUSINESS WIRE)--April 29, 2009--Acadia Realty Trust (NYSE:AKR), today reported operating results for the quarter ended March 31, 2009. All per share amounts are on a fully diluted basis. The information presented below for 2008 has been adjusted as described in footnote 5 to the Financial Highlights tables.

First Quarter 2009 and Subsequent Highlights

Earnings – 2009 first quarter FFO of $0.41 and EPS of $0.27

  Funds from operations (“FFO”) per share of $0.41 for the first quarter 2009 compared to $0.36 for first quarter 2008
  Earnings per share (“EPS”) from continuing operations for first quarter 2009 of $0.27 compared to $0.23 for first quarter 2008

Balance Sheet –

  Raised approximately $65 million of net proceeds subsequent to the first quarter from public equity offering
  Paid down $33.0 million on credit lines subsequent to first quarter
  Repurchased $29.6 million of the Company’s outstanding convertible debt for $23.2 million since year-end 2008
  Increased cash on hand and availability under current facilities to approximately $150 million after giving effect to the above activity
  Reduced total maturities to $79.4 million in the core portfolio through 2011 following the effects of the above activity (including extension options)

Core Portfolio –

  Consistent with 2009 guidance, same store net operating income down 3.3% for the first quarter 2009 compared to first quarter 2008
  March 31, 2009 occupancy at 92.8% versus 93.8% at December 31, 2008

Opportunity Funds –

  During January 2009, Fund III acquired the Cortlandt Towne Center, a 640,000 square foot shopping center located in Westchester County, NY, for $78 million
  Approximately $350 million of Fund III investor capital commitments available, including approximately $70 million committed by the Company

First Quarter 2009 Operating Results

For the quarter ended March 31, 2009, FFO was $14.3 million, compared to $12.4 million for the quarter ended March 31, 2008. Earnings for the quarters ended March 31, 2009 and 2008 were as follows:

	Quarter ended March 31,
	2009	2008	Variance
FFO per share	$0.41	$0.36	$0.05
EPS from continuing operations	$0.27	$0.23	$0.04
EPS	$0.30	$0.24	$0.06

The following key factors contributed to the $0.04 increase in EPS from continuing operations for the first quarter 2009 compared with the first quarter 2008:

Increases:

  $0.09 gain on the purchase of $18.5 million in principal amount of the Company’s outstanding convertible debt
  $0.07 increase in interest income from additional 2008 mezzanine financing and preferred equity investments
  $0.05 of income recognized as a result of a forfeited property sale contract deposit

Decreases:

  $0.11 decrease in RCP Venture income from the first quarter 2008 which included a gain associated with the sale of 43 Mervyns assets
  $0.05 decline in transactional fee income earned from the Company’s opportunity funds (the “Funds”) due primarily to lower development fees. The fees earned from the Funds are eliminated in consolidation, and recognized through a reduction in income attributable to noncontrolling interests

Strong Balance Sheet – Positioned for opportunity with equity issuance

As of March 31, 2009, Acadia’s solid balance sheet was evidenced by the following:

  Total liquidity of $95 million, including $77 million of cash and $18 million available under existing lines of credit (excluding the Funds’ cash and credit facilities)
  Fixed-charge coverage ratio of 3.35 to 1
  Approximately $350 million of Fund III investor capital commitments available, including approximately $70 million committed by the Company
  92% of the Company’s core portfolio debt is fixed-rate with an average rate of 4.9%. Including the Company’s pro-rata share of Fund debt, 80% is fixed-rate with an average rate of 4.6%

During April 2009, Acadia issued 5.75 million Common Shares generating net proceeds of approximately $65 million, further strengthening its balance sheet and positioning itself for potential acquisition opportunities. Since January 1, 2009, Acadia has used $23.2 million to repurchase $29.6 million of its outstanding convertible debt and has paid down its lines of credit by $33.0 million. To date, the Company has repurchased a total of $37.6 million of its convertible debt for $29.2 million, which represents an approximate 13.8% yield to maturity on amounts used to repurchase its convertible debt.

After giving effect to the above activity, March 31, 2009 cash on hand and availability under current facilities totaled approximately $150 million.

The Company anticipates that its current cash dividend per share of $0.84, on an annualized basis, will be reduced solely as a result of the additional Common Shares issued in April 2009. However, decisions regarding the amount, timing and composition of Acadia’s dividends are determined by the Company’s Board of Trustees.

Retail Portfolio Performance

For 2009, the core portfolio, which includes the Company’s pro-rata share of its joint venture properties, but excludes the Funds, performed consistently with the Company’s 2009 forecast. Same store net operating income (“NOI”) decreased 3.3% for the first quarter 2009 from the first quarter 2008. Adversely impacting 2009 NOI was the bankruptcy of Circuit City which occupied two locations in the Company’s core portfolio and accounted for a decline in NOI of 2.2% between these quarters.

Acadia’s core portfolio occupancy was 92.8% as of March 31, 2009. This represents a decrease of 100 basis points from 93.8% occupancy at December 31, 2008 and a decrease of 160 basis points from March 31, 2008 occupancy of 94.4%.

Acadia’s combined portfolio occupancy, including its pro-rata share of its joint venture properties and its Funds, was 92.4% as of March 31, 2009. This represents a decrease of 120 basis points from 93.6% occupancy at December 31, 2008 and a decrease of 180 basis points from March 31, 2008 occupancy of 94.2%.

During the first quarter of 2009, the Company realized an average rent increase of 2.3% in its core portfolio on four new and 21 renewal leases totaling 150,000 square feet, representing 2.7% of the core portfolio’s gross leasable area. Including the effect of the straight-lining of rents, the Company realized average rent increases of 9% on new and renewal leases with respect to its core portfolio.

External Growth Initiatives

Fund III

During January 2009, Fund III purchased Cortlandt Towne Center for $78 million. The property is a 640,000 square foot shopping center located in Westchester County, NY, a trade area with high barriers to entry for regional and national retailers. To date, Fund III, of which Acadia’s Operating Partnership is a 19.9% co-investor, has approximately $350 million of its $503 million of committed equity available to pursue additional future opportunities.

Outlook - Earnings Guidance for 2009

Based solely on the effect of the 5.75 million Common Shares issued during April 2009, the Company has updated its 2009 guidance for EPS to be $0.04 to $0.05 lower and FFO per share to be $0.09 to $0.10 lower than each of the low and high ends, respectively, of its previous 2009 guidance ranges. The following is a reconciliation of the calculation of the Company’s revised guidance for 2009 EPS and FFO per share:

Guidance Range for 2009
	Low	High
Diluted earnings per share	$0.47	$0.60
Depreciation of real estate and amortization of leasing costs:
Wholly owned and consolidated partnerships	0.44	0.44
Unconsolidated partnerships	0.04	0.04
Minority interest in Operating Partnership	0.01	0.01
Diluted FFO per share	$0.96	$1.09

Management Comments

“As we continue to work through the significant challenges facing our economy, we remain focused on maintaining the stability of our core portfolio and the strength of our balance sheet,” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “Our portfolio, dominated by necessity and value-focused retail anchors and concentrated in dense, high barrier-to-entry locations, continues to perform consistent with our expectations. In April, we chose to further strengthen our balance sheet with an equity issuance. With this additional liquidity and a significant portion of our Fund III capital still available for new investments, we believe we are well-positioned to capitalize on potential opportunities that are now beginning to arise from these unique times.”

Investor Conference Call

Management will conduct a conference call on Thursday, April 30, 2009 at 1:00 ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 1-800-299-7098 (internationally 617-801-9715). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 58193368. The phone replay will be available through Thursday, May 7, 2009.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties including neighborhood and community shopping centers located in dense urban and suburban markets in major metropolitan areas.

Certain matters in this press release, including statements relating to our future operating results, may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding our future financial results and our ability to capitalize on potential opportunities arising from the current economic turmoil. Factors that could cause our forward-looking statements to differ from our future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2009 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial crisis and its effect on retail tenants, including several recent bankruptcies of major retailers; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters;(ix) the Company’s growth strategy; (x) the Company’s status as a REIT (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters ended March 31, 2009 and 2008 (dollars in thousands, except per share data)

	For the quarters ended
	March 31,
Revenues	2009	2008 [5]
		(as adjusted)
Minimum rents	$21,322	$18,334
Percentage rents	201	180
Expense reimbursements	5,483	4,459
Other property income	506	224
Management fee income	756	2,019
Interest income	5,143	2,805
Other	1,700	--
Total revenues	35,111	28,021
Operating expenses
Property operating	7,387	5,096
Real estate taxes	3,685	2,730
General and administrative	6,141	6,053
Depreciation and amortization	8,592	6,221
Total operating expenses	25,805	20,100
Operating income	9,306	7,921
Equity in (losses) earnings of unconsolidated affiliates	(3,307)	13,235
Interest expense and other finance costs	(7,821)	(6,596)
Gain on extinguishment of debt	3,150	--
Income from continuing operations before income taxes	1,328	14,560
Income taxes	(526)	(1,857)
Income from continuing operations	802	12,703

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters ended March 31, 2009 and 2008 (dollars in thousands, except per share data)

	For the quarters ended
	March 31,
	2009	2008 [5]
		(as adjusted)
Discontinued operations:
Operating income from discontinued operations	178	747
Gain on sale of property	5,637	--
Income from discontinued operations	5,815	747
Net income	6,617	13,450
Loss (income) attributable to noncontrolling interests in subsidiaries:
Continuing operations	8,547	(5,013)
Discontinued operations	(4,865)	(199)
Net loss (income) attributable to noncontrolling interests in subsidiaries	3,682	(5,212)

Net income attributable to Common Shareholders	$10,299	$8,238

Supplemental Information
Income from continuing operations attributable to Common Shareholders	$9,349	$7,690
Income from discontinued operations attributable to Common Shareholders	950	548
Net income attributable to Common Shareholders	$10,299	$8,238

Net income attributable to Common Shareholders per Common Share – Basic
Net income per Common Share – Continuing operations	$0.29	$0.22
Net income per Common Share – Discontinued operations	0.03	0.02
Net income per Common Share	$0.32	$0.24
Weighted average Common Shares	33,903	33,748

Net income attributable to Common Shareholders per Common Share – Diluted [2]
Net income per Common Share – Continuing operations	$0.27	$0.23
Net income per Common Share – Discontinued operations	0.03	0.01
Net income per Common Share	$0.30	$0.24
Weighted average Common Shares	34,050	34,244

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters ended March 31, 2009 and 2008 (dollars in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS [3]

	For the quarters ended
	March 31,
	2009	2008 [5]
		(as adjusted)
Net income attributable to Common Shareholders	$10,299	$8,238

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share):
Consolidated affiliates	4,370	3,566
Unconsolidated affiliates	372	500
(Gain) loss on sale (net of noncontrolling interests' share):
Consolidated affiliates	(929)	--

Income attributable to noncontrolling interests’ in Operating Partnership	151	79

Distributions – Preferred OP Units	5	5

Funds from operations	$14,268	$12,388
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units [4]	34,722	34,891
Funds from operations, per share	$0.41	$0.36

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights [1] For the Quarters ended March 31, 2009 and 2008 (dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY OPERATING INCOME (“NOI”)

	For the quarters ended
	March 31,
	2009	2008 [5]
		(as adjusted)

Operating income	$9,306	$7,921

Add back:
General and administrative	6,141	6,053
Depreciation and amortization	8,592	6,221

Less:
Management fee income	(756)	(2,019)
Interest income	(5,143)	(2,805)
Other income	(1,700)	--
Straight line rent and other adjustments	142	286

Consolidated NOI	16,582	15,657

Noncontrolling interest in NOI	(2,087)	(716)
Pro-rata share of NOI	$14,495	$14,941

SELECTED BALANCE SHEET INFORMATION
	As of
	March 31, 2009	December 31, 2008 [5]
		(as adjusted)

Cash and cash equivalents	$115,973	$86,691
Rental property, at cost	1,180,037	1,093,714
Total assets	1,398,064	1,291,383
Notes payable	864,584	753,946
Total liabilities	941,722	849,155

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are

ACADIA REALTY TRUST AND SUBSIDIARIES Financial Highlights For the Quarters ended March 31, 2009 and 2008 (dollars in thousands, except per share data)

Notes (continued):

exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as minority interest in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 672 and 646 OP Units into Common Shares for the quarters ended March 31, 2009 and 2008, respectively. Diluted FFO also includes the assumed the conversion of Preferred OP Units into 25 Common Shares for the quarters ended March 31, 2009 and 2008, respectively. In addition, diluted FFO also includes the effect of employee share options of 122 and 472 Common Shares for the quarters ended March 31, 2009 and 2008, respectively.

5 Effective January 1, 2009, the Company adopted the following Financial Accounting Standards Board (“FASB”) accounting pronouncements which require it to retrospectively restate previously disclosed consolidated financial statements. As such, certain prior period amounts have been reclassified in the unaudited consolidated financial statements to conform to the current period presentations.

The Company adopted Statement of Financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”) which, among other things, provides guidance and amends the accounting and reporting for noncontrolling interests in a consolidated subsidiary and the deconsolidation of a subsidiary. Under SFAS No. 160, the Company now reports noncontrolling interests in subsidiaries as a separate component of equity in the consolidated balance sheet and reflects both net income attributable to the noncontrolling interests and net income attributable to Common Shareholders on the face of the consolidated income statement.

The Company adopted FASB Staff Position No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, (“FSP 14-1”). FSP 14-1 requires the proceeds from the issuance of convertible debt be allocated between a debt component and an equity component. The debt component is measured based on the fair value of similar debt without an equity conversion feature, and the equity component is determined as the residual of the fair value of the debt deducted from the original proceeds received. The resulting discount on the debt component is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. The equity component, recorded as additional paid-in capital, amounted to $11.3 million, which represents the difference between the proceeds from the issuance of the convertible notes payable and the fair value of the liability at the time of issuance. The Company adopted FSP 14-1 effective January 1, 2009 with a retrospective restatement to prior periods. The additional non cash interest expense recognized in the consolidated income statements was $0.4 million and $0.5 million for the quarters ended March 31, 2009 and 2008, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100